EXHIBIT 99.1

HURN - Q2 2005 HURON CONSULTING GROUP INC

EARNINGS CONFERENCE CALL TRANSCRIPT

EVENT DATE/TIME: AUG. 10. 2005 / 11:00 AM ET

CORPORATE PARTICIPANTS

Gary Holdren
Huron Consulting Group Inc. - Chairman & CEO

Gary Burge
Huron Consulting Group Inc. - VP, CFO and Treasurer

CONFERENCE CALL PARTICIPANTS

Brandt Sakakeeny
Deutsche Bank Securities - Analyst

Sandra Notardonato
Robert W. Baird - Analyst

Andrew Fones
UBS Warburg - Analyst

Matt Litfin
William Blair & Company - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Huron Consulting Group webcast to discuss the results of the second quarter end June 30, 2005.

(Operator Instructions)

And now, I'd like to turn the call over to Mr. Gary Holdren, Chairman and Chief Executive Officer of Huron Consulting Group. Mr. Holdren, please go ahead.

Gary Holdren - Huron Consulting Group Inc. - Chairman & CEO

Thank you and good morning. Thank you for joining us for today's webcast to discuss Huron Consulting Group's second quarter results.

Before we begin, I would like to point all of you to the disclosure at the end of our news release, which we have posted to our website for information about any forward-looking statements that may be made or discussed on this call. Please review that information along with our filings with the SEC for the disclosure of factors that may impact subjects discussed in this morning's webcast.

Also on this call, we will be discussing one or more non-GAAP financial measures. Please look at our earnings release for the all the disclosures required by the SEC, including a reconciliation of the most comparable GAAP numbers.

Joining me on the call today here in Chicago are Gary Burge, our chief financial officer, Mary Sawall, our vice president of human resources, and I would also like to introduce Dan Broadhurst, our vice president of operations. Dan took on this leadership role back in March and we are pleased that he could join us today. We are very pleased with our second quarter results. We have made good progress on several fronts. First, we experienced solid growth across the majority of Huron's core practices. We have improved retention of our key employees. We added a number of senior people to our team, including the Speltz & Weis team, and we have had great success in the marketplace where we continue to win meaningful engagements and build key client relationships.

Our second quarter revenues, which includes Speltz & Weis' contribution, were up 22% over last year's second quarter. Those of you who participated in our first quarter call will remember that last year's second quarter numbers included a $1.6 million success fee related to the completion of an assignment for a Financial Consulting client.

So, on a same-store basis, backing out Speltz & Weis' contribution and the Q2 2004 success fees, revenues rose 19%, even though we had one less business day in 2005 because of our all-company meeting. That is consistent with our targeted 15% organic growth rate. Our Financial Consulting practice revenues were up 17% for the quarter, reflecting the addition of Speltz & Weis and a very strong performance of our Disputes and Investigations practice.

Disputes and Investigations had a great quarter and continues to attract and win some of the largest investigations in the U.S. In addition, we are seeing increased activity in the Corporate Advisory Services practice. There is a significant change in bankruptcy laws that make it less attractive for debtors to file for Chapter 11 protection after October 17, 2005.

Our Operational Consulting practice revenue growth was 28% for the quarter, reflecting new client assignments, the expansion of existing client relationships and the addition of a number of new consultants. You may have noticed that utilization in this segment moderated compared to the first quarter of 2005. This was due to changes in the timing of certain client engagements. The Operational Consulting utilization has improved in the third quarter and the outlook Gary Burge will provide in a few minutes reflects that improvement.

We are on track with our underlying business objectives to build a broad and balanced portfolio of core service offerings, enhance our relationships and meet the needs of expanding client base with a talented, creative and disciplined consulting team.

We have made solid progress in building and enhancing the Huron team. Since the beginning of the year, we've added a net of 16 new managing directors, including three internal promotions announced at the beginning of this year. This reflects our confidence in the marketplace and the confidence by these senior managers at Huron as a place for them to be successful.

Among the new team members are eight managing directors who joined us with the Speltz & Weis acquisition. These talented individuals significantly strengthen our offering in the healthcare industry. In June, we announced that Jeffrey Seymour joined us a managing director in our Legal Business Consulting practice, concentrating on e-discovery and forensic technology. Allen Arnett, who joined Huron in 2003, was promoted to managing director in the Valuation practice in June.

More recently, three more managing directors joined us to build capabilities in two practices. Economist Allyn Strickland joins Huron's Disputes and Iinvestigations practice. John and Dirk VerMeulen joined the company's Strategic Sourcing practice to specialize in telecommunications services. And just last week, we announced that John Curry will be joining us from MIT in early September to enhance our Higher Education practice. He brings Huron in-depth knowledge of the complex administrative and management challenges of running research universities and academic medical institutions.

We finished the second quarter with 557 consultants and we are confident that we will have 600 consultants by the end of September 30 of this year, including Speltz & Weis. We are still looking for great senior talent and we are actively recruiting the midlevel and junior talent to allow us leverage the senior consultant's contacts and expertise. This summer, we also have 20 interns working in our practice, a great way to recruit and grow junior talent.

One of the key challenges facing a fast-growing company like Huron is to create and cultivate a common culture across practices and levels among our corporate staff as well as our consultants. In June, we held an all-company meeting that lasted a full day and allowed our people to learn more about our strategy for growth, our capabilities and talent across practice and get to know one another. It pulls people back from their client issues for awhile and gives them a moment to reflect on and be proud of what we have created at Huron. We found it to be highly productive and we plan to repeat it in future years.

We are proud of the work our consultants do, but I would also like to take a moment to thank the members of Huron's corporate staff, who often don't share the glory that our client facing staff receive. The work they do is best in class and they deserve a special note of thanks from all of us. We have made a lot of progress in the last three months and we have a lot of reasons to be excited. Our core businesses are growing at a fast pace.

Our portfolio of offerings is growing with the addition of Speltz & Weis and we are recruiting high quality talent to serve, expand and grow our offerings in new business. Our people retention, particularly in our high-growth business is improving, even in a competitive market for talent. Our annualized turnover for the first half of 2005 was approximately 15% for our high-growth practices. We also have a solid recruiting pipeline.

As we have previously mentioned to many of you in discussions and visits over the last two months, the market demand for Huron services is very robust. With so much opportunity in the marketplace, our near-term goals remain the same. First and foremost, we must focus on our employees. We are striving every day to make Huron the best place to work in the consulting industry. Two, we need to deliver excellent client service to all of our clients. Three, broaden our deep client relationships. Four, develop the Huron brand and create - and continue to create the Huron team culture. Five, recruit first-rate talent at all levels so that we can further increase our relevance in the marketplace.

And lastly, and I'm sure I will get this question about potential acquisitions. So, let me just say that our current plan is to look at small acquisitions where the people would fit our Huron-based culture - Huron performance-based culture, which would tie multiple service offerings together for team Huron, where the price is reasonable and which would be quickly accretive to Huron's EPS.

We are pleased with the progress we've made on these fronts in the first half of 2005 and we are optimistic about continued progress through the rest of the year and in 2006. Before I turn the call over to Gary Burge, I would like to remind all of you the quality of Huron's earnings. In Huron's GAAP earnings, we already have the full cost of stock-based compensation. The adoption of FAS 123R will not have a significant impact on Huron's GAAP earnings, while the same cannot be said for other companies in our peer group.

Now, Mr. Burge will cover the numbers.

Gary Burge - Huron Consulting Group Inc. - VP, CFO and Treasurer

Thanks, Gary, and good morning, everyone. As Gary said, we are pleased with a very solid quarter. Some of the financial highlights for the second quarter included revenues before reimbursable expenses of 50.5 million were up 22% year over year.

Organic revenue growth was approximately 19% year over year, excluding Speltz & Weis and the one-time contingent fee of $1.6 million in Q2 2004. The next few statistics are all before stock-based comp expense, amortization of intangibles and other non-recurring charges recorded in the second quarter of 2004.

As Gary mentioned, FAS 123R will not have a material impact on our reported results. It may have a significant impact on reported results for other companies. Our objective is to ensure that investors and analysts that follow us can make apples to apples comparisons.

Now, for some statistics. Adjusted EBITDA was $11.3 million in this year's quarter compared to $9.8 million in the second quarter a year ago. As we indicated in our press release, last year's EBITDA included a $1.3 million impact from the one-time contingency engagement. This had a 2% positive impact on last year's margins. We think our adjusted EBITDA margin of 22% was real solid, given the fact that we took the time, as Gary mentioned, to bring our entire organization together in June. This had about a $700,000 impact on revenues and around a $1 million impact at the EBITDA level. We also geared up recruiting efforts in the second quarter, resulting in $500,000 of additional recruiting costs when compared to a year ago. Those efforts led to the hiring of 33 net new consultants and MDs in the quarter before the Speltz & Weis acquisition.

Another point I want to make to you when you compare results to a year ago is that we have also absorbed the cost associated with being a public company - D&O costs and annual reports, Sarbanes-Oxley compliance, et cetera. These increased costs totaled approximately $600,000 in the second quarter. Other highlights included the following. Utilization continued to run very strong at 76.1%, up from 71.8% last year, even with us taking a day off for our all-company meeting. In additional, utilization was up, even though we added 33 net new consultants to our headcount during the quarter. As Gary said, demand for our services remains very strong.

Average bill rate came in at $254, up approximately 2% from a year ago. And it would have been up approximately 6% without the contingent fee engagement last year. You'll note that the average bill rate for operational consulting remained flat at $223 year over year.

The primary reason we saw no change in this rate was due to the fact that we have had significant change in the Operational Consulting leverage ratio. This leverage ratio increased from about 7.5 to one to 9.5 to one over the past year and has resulted in a related increase in the number of hours billed by junior consultants. The impact of this change in the leverage has been to pull down the overall average bill rate for the segment, but, as we've said before, a lower bill rate for this segment does not bother us because we make better margins at the junior consultant level.

Next, our managing directors continued their focus on billing and collecting, as DSOs for the quarter came in at 59 days with Speltz & Weis included in our numbers.

Using our trailing 12-month net income, including stock-based comp and special charges recorded in 2004 and using a post IPO balance sheet, we are pleased to report that we had a 14% return on assets and a 23% return on equity over the past year. These returns, without stock-based comp and special charges, were 19% and 30% respectively. As we mentioned last quarter, we think these returns are very strong for a young company.

Next, in regards to future guidance, for the third quarter, we expect revenues to be in the $52-54 million range with a GAAP net income margin of 8-8.5%. EPS guidance for the coming quarter is 24-27 cents on a GAAP basis and 34-37 cents on an adjusted non-GAAP basis without stock-based comp and intangible amortization. These figures are all inclusive of Speltz & Weis. Our revenue forecast for the quarter reflects what we see as strong demand throughout the summer that will result in less Q3 seasonality than we have seen in prior years.

On the expense side for Q3, we will be continuing aggressive hiring and recruiting efforts and we will hold two major client events - a general counsel summit and a corporate advisory services summit - that is going to provide us with marketing and brand-building opportunities. We're very excited about those conferences.

Next, we are raising our annual revenue guidance to $205-208 million with a GAAP net income margin in the range of 8.5-9%. EPS guidance for the year will be $1.07-1.12 on a GAAP basis and $1.39-1.44 on an adjusted non-GAAP basis. Again, with Speltz & Weis included in these projections.

For modeling purposes, you should assume approximately 16.9 million diluted shares for the rest of the year for GAAP EPS calculations. In terms of stock-based comp, you should continue to assume approximately seven million in expense for the full year - $4.1 million after tax - and these costs are going to run at the rate of approximately $1.9 million on a pretax basis for the last two quarters.

I know it's a lot of detail and a lot of adjustments, but we thought it was important to share with you how we analyze our business and compare ourselves to the prior year. I think you would all agree that we've gone through a lot of change over the last 12 months and we're showing some very positive revenue, earnings and hiring momentum as we head into the second half of the year.

That's enough financial detail. Let's go to the questions now.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Sir, our first question comes from the line of Matt Litfin with William Blair & Company. Please proceed.

Matt Litfin - William Blair & Company - Analyst

Yes. Hello. Good morning. Congratulations on the strong quarter. Question as to why utilization in the financial consulting segment was so high. What effect did Speltz & Weis have on that, if any?

Gary Burge - Huron Consulting Group Inc. - VP, CFO and Treasurer

Matt, this is Gary Burge. The utilization is high in the Financial Consulting segment. We've had, as Gary mentioned, very strong demand in disputes and investigations practice. And so, that has certainly met, if not exceeded our expectations for the second quarter. Also, given the nature of the business that Speltz & Weis is in, from an interim-management point of view, all of their 26 people are very highly utilized at all points in time. And that had about, let's say, about a 2% impact on utilization for the quarter for that group.

Matt Litfin - William Blair & Company - Analyst

Okay. Thanks. And can you give us some more color on the restructuring practice? I think you said it improved, but can you help us quantify that in any way?

Gary Holdren - Huron Consulting Group Inc. - Chairman & CEO

Well, Matt, this is Gary Holden. The improvement is more what we're seeing the - more what we're seeing as we look into Q3 and sort of the end of Q2. It's just there's activity going on with the filing of the bankruptcy and St. Vincent's and just - there's a lot more activity in the auto sector and the airlines sector. And we just see a lot more calls coming in and a lot more activity.

Matt Litfin - William Blair & Company - Analyst

Okay. And one final one, if I might. What are the - in terms of the new guidance, there's really two assumptions I want to dig into. One is what are you assuming there for utilization and kind of what are you seeing so far in the quarter that gives you confidence in that assumption? And then, secondly, as you look at Speltz & Weis and the situation there at - a large client, what's your assumption that you're making in terms of the contribution in whatever detail you can - you feel comfortable giving us?

Gary Holdren - Huron Consulting Group Inc. - Chairman & CEO

Well, let me handle the - I'll handle the Speltz & Weis situation. At this point, there's been an administrative filing to have us retained, but our guidance is - our management's best judgment as to what we think will happen. And we're not going to give details what might happen at a client. So, all I will say it's our best judgment, what we think will happen in our guidance for Speltz & Weis. Just - you can never predict what will happen with client matters. I don't want to do that. But we're very comfortable that our best assumptions are reflected in our guidance.

And the first question on utilization, I mean, we just don't like to give guidance on what our utilization is going to be, but I think that you - one of the things that - I think, that we just continue to ask you to do is not to get ahead of us. Keep us in our range, keep us at our 15% organic growth. Keep us at our guidance.

Matt Litfin - William Blair & Company - Analyst

Great. Let me just slip in one quick one. What was cash from ops in the quarter? Thank you very much?

Gary Burge - Huron Consulting Group Inc. - VP, CFO and Treasurer

Matt, the cash from operations in the quarter was approximately $10 million.

Matt Litfin - William Blair & Company - Analyst

Thank you.

Operator

And gentlemen, your next question comes from the line of Brandt Sakakeeny with Deutsche Bank. Please proceed.

Brandt Sakakeeny - Deutsche Bank Securities - Analyst

Thanks. Good morning. Brandt Sakakeeny. Let's see - question - actually, one quick housekeeping item first, Gary Burge. Do you have the number of days in the quarter, excluding, obviously, the one day where you had the group-wide meeting?

Gary Burge - Huron Consulting Group Inc. - VP, CFO and Treasurer

Yes, we had effective 59 business days in the quarter. So again, that was less holidays and less vacation days as well as that company meeting.

Brandt Sakakeeny - Deutsche Bank Securities - Analyst

Okay. Great. And I guess, next question is just more broadly, can you talk to the competitive landscape? I think we saw earlier that Navigant purchased a disputes and resolutions business from Marsh McLennan. Are you generally in these line engagements and covering other competitors or do you generally have exclusive relationships?

Gary Holdren - Huron Consulting Group Inc. - Chairman & CEO

Make sure I understand your question. You're talking about trying to win business, Brandt?

Brandt Sakakeeny - Deutsche Bank Securities - Analyst

Yes, both in winning business and then in - and maintaining existing business, Gary.

Gary Holdren - Huron Consulting Group Inc. - Chairman & CEO

Well, you - as I think I've said to many of you before, sometimes you don't really know if you're competing. You get a call for a particular investigation or a dispute and they ask you to clear conflicts or they ask you to come to a proposal. And sometimes you don't know exactly who you're competing against.

And then, other times you'll just get a call and you can pretty well tell that it's - you're the first call and can you get people there right away. So, I don't think there's any one - any one type answer that fits all. One thing I will tell you that I - we do see is that because we're continuing to be mature and we've been here around for a little over three years, we continue to see repeat calls from the same buyers, increasingly every day that we're in business.

Brandt Sakakeeny - Deutsche Bank Securities - Analyst

Okay. Great. Thanks. That's all I have.

Operator

And your next question comes from Kelly Flynn with UBS. Please proceed. Mr. Flynn, your line is open.

Andrew Fones - UBS Warburg - Analyst

Hi. This is Andrew for Kelly. I wanted to ask if you could discuss seasonality a little bit. I noticed that last year, in the second quarter, utilization and revenue in the Operational Cconsulting group was a little bit lower than it was in Q1. Was there any seasonality in Q2 that could have caused the sequential decline in revenue or, otherwise, could you kind of explain what you think was kind of timing related and what could come back in Q3?

Gary Holdren - Huron Consulting Group Inc. - Chairman & CEO

It was not seasonality, Andrew. It was the fact that we thought and we planned on a big engagement starting, which was going to consume 20 or 25 people and that engagement didn't get started, for the most part, until July. And you can't put - and if you thought it was going to start in May and it didn't, you can't put clients - you can put 25 people on an assignment for a month and then try to find other people. So, it was just the nature of major assignments, some stopping and some not starting when we had planned, but no seasonality. And that - those assignments are now starting in Q3 and that's why we said we were confident that the utilization has come back in those practices.

Andrew Fones - UBS Warburg - Analyst

Okay. It also appears that you had a very strong quarter in Q2 in the financial consulting practice. As I look at your guidance for Q3 of $52-54 million in revenue, it looks like you're looking for about a 2.5% increase sequentially. Should we expect financial consulting to remain about flat and expect the pickup to come on the operational consulting side? Or is there any color that you can give on that basis?

Gary Holdren - Huron Consulting Group Inc. - Chairman & CEO

Not really. I don't think, at this point. I think that - I think that they - I wouldn't look at it quite like that. I think the issue is that, I think, you ought to look at them both - both of them meeting their growth of, on an annualized basis, 15%. So, if you take a quarter, just look at that, divide 15 by four and that's sort of the way I look at both businesses.

Andrew Fones - UBS Warburg - Analyst

Okay. Also, in terms of the Speltz & Weis acquisition , could you kind of detail a little bit some of the strategic reasons - the acquisitions, how you see that fitting and are there any kind of synergies, any cross-selling opportunities there?

Gary Holdren - Huron Consulting Group Inc. - Chairman & CEO

Yes. Why we wanted to get into that business is, first and foremost, we thought that the healthcare sector was particularly - the provider business was something that we wanted to be in to expand an offering across the sector. When you - and we did not have an interim management service, which is a pretty lucrative business right now. And when you get in and can become interim management, you can also - you can buy some of our others, whether it's revenue cycle or supply chain. Those services can be used. And at the same time, if needed, our Corporate Advisory people can be used. And right now, that's the plans of what will happen if we go forward at St. Vincent?s, all those services will be used.

Andrew Fones - UBS Warburg - Analyst

Okay. Thanks, guys.

Operator

And your next question comes from the line of Sandra Notardonato with Robert W. Baird. Please proceed.

Sandra Notardonato - Robert W. Baird - Analyst

Thank you. I guess the first question - and I just want to make sure I have the right number of MDs versus juniors. Can you give the actuals as to how you ended the quarter - total number?

Gary Burge - Huron Consulting Group Inc. - VP, CFO and Treasurer

Yes, at the end of the quarter, Sandy - this is Gary Burge - we had 71 total MDs and that included eight with Speltz & Weis.

Sandra Notardonato - Robert W. Baird - Analyst

Okay. Since we're on Speltz & Weis, can you talk a little bit about the pipeline there and are you willing to give what you think the contribution, in terms of the guidance is going to be? Just somewhat of a follow-up to Matt's question. And if you can't answer that, should we be assuming the organic growth rate for the year is at 15%, just on a year-over-year basis, not taking into account the fee that you collected last year?

Gary Holdren - Huron Consulting Group Inc. - Chairman & CEO

Yes. I think the answer - we're not going to give specific guidance on Speltz & Weis, but you, I mean, you should just assume the 15% organic growth rate.

Sandra Notardonato - Robert W. Baird - Analyst

Okay. And do you have any comments on the pipeline that Speltz & Weis has currently?

Gary Holdren - Huron Consulting Group Inc. - Chairman & CEO

Speltz & Weis has got - they've got a lot - they've got good market opportunities. Right now, we're - we don't have enough people right now to grow that business much more than what you've seen in the projections in the 8-K.

Sandra Notardonato - Robert W. Baird - Analyst

Okay. And the 600 folk that you're looking to hire for this year, can you give a sense of how many you've hired already in the September quarter and it sounds like they're all going to be in the - at the junior level. I just want to make sure that that's right.

Gary Holdren - Huron Consulting Group Inc. - Chairman & CEO

I think you should just continue to, from your modeling purposes, I think you ought to just continue to know that we're going to fill out our pyramid.

Sandra Notardonato - Robert W. Baird - Analyst

Okay.

Gary Holdren - Huron Consulting Group Inc. - Chairman & CEO

It will be broad-based. It won't all be just junior people.

Sandra Notardonato - Robert W. Baird - Analyst

Okay. And can you give a sense of how many you've hired already in the September quarter?

Gary Holdren - Huron Consulting Group Inc. - Chairman & CEO

We're trying to - we're well on our way to making that 600 number.

Sandra Notardonato - Robert W. Baird - Analyst

Okay. And that's the number for - I just want to make sure I understand. That's the number for the year or that's the number just for Q3?

Gary Holdren - Huron Consulting Group Inc. - Chairman & CEO

Just for Q3.

Sandra Notardonato - Robert W. Baird - Analyst

Okay. Good. And then, next question is the number of independent contractors that you use, do you share that number?

Gary Holdren - Huron Consulting Group Inc. - Chairman & CEO

No.

Sandra Notardonato - Robert W. Baird - Analyst

Okay. Is it a significant number? If you look at it on a percentage revenue, would it be less than 5%? Can you give any color on that?

Gary Holdren - Huron Consulting Group Inc. - Chairman & CEO

Much less than 5%.

Sandra Notardonato - Robert W. Baird - Analyst

Much less. Okay. And let's see, what else did I want to ask? Oh, the reserve for bad debt. I know you didn't put it in your financial statements today. Do you have a sense of whether that's going to be up or down in 2005 in comparison to '04 and is there anything that we should be reading into it other than revenue growth on that line? Just a little color as to how that can come out when you put your SEC filings out.

Gary Burge - Huron Consulting Group Inc. - VP, CFO and Treasurer

No, we - in terms of the bad debt reserve percentage that we were using, Sandy, it's remained somewhat consistent and we wouldn't, at this point, have any reason to change the outlook as we go forward.

Sandra Notardonato - Robert W. Baird - Analyst

Okay. Great. Great quarter.

Gary Burge - Huron Consulting Group Inc. - VP, CFO and Treasurer

Thanks.

Operator

(Operator Instructions) And gentlemen, you have a follow-up question from the line of Matt Litfin with William Blair & Company. Please proceed.

Matt Litfin - William Blair & Company - Analyst

Yes. Hi. My follow-up question relates to your long-term growth expectations. I know you've talked about mid-teens organic revenue growth. I guess, the last piece of that is where are we in the margin game here? So, we've moved up to mid-teens operating margins. Where do you guys see a cap on that or a ceiling? I assume there's some kind of a ceiling somewhere that you've seen in your 30 plus years running consulting firms. And, I guess, that will help me figure out what the potential growth on top of that organic revenue growth can be on the bottom line over time.

Gary Holdren - Huron Consulting Group Inc. - Chairman & CEO

I think, Matt, I think we've been fairly consistent on this and over the 30 years and I think that - I think I've told you and told others is there's a cap on it because, at some point, you have to start giving it back to your people and you have to continue growing your business. So, I don't think we can ever get ahead of 25% EBITDA and I think that's the absolute, probably, cap. And it probably will continue to be in the 22-23 range for some period of time and maybe a quarter higher or lower than, but that's sort of the range.

Matt Litfin - William Blair & Company - Analyst

Okay. That's helpful. Thank you.

Operator

Mr. Holden, we have concluded the allotted time for this call. I'd like to turn the call back over to you for closing.

Gary Holdren - Huron Consulting Group Inc. - Chairman & CEO

Thank you to all of you for participating today and we look forward to speaking to you again when we're done with our third quarter results. Thanks.

Operator

That concludes today's conference call. Thank you, everyone for your participation. You may now disconnect.